Exhibit 10.2

Kennametal Inc. 1600 Technology Way
Latrobe, PA 15650 USA
724.539.5000
724.539.7825
www.kennametal.com
December 6, 2005
Carlos Cardoso
114 North Woodland Road
Pittsburgh, PA 15232
Dear Carlos:
On behalf of the Board, I am pleased to confirm our offer for you to serve as the President and Chief Executive Officer for Kennametal Inc, effective January 1, 2006. It is anticipated that you will also be invited to become a member of the Board of Directors at that time.
Your new salary for this position will be $700,000 annually, with an effective date of January 1, 2006. You will continue to participate in our PRIME bonus plan. In addition to PRIME, effective January 1, 2006, you will participate in an additional incentive program with a target bonus incentive amount equal to 15% of your base salary for achievement of the FY06 business plan. Effective July 1, 2006, your target bonus incentive will be increased to 90% of your base salary.
In July 2006, you will be eligible for a Long Term Incentive award of $1,330,000. This award will be allocated via the standard model of 30% stock options, 20% restricted stock and 50% LTIP cash. Stock Options and Restricted Stock will vest 25% over a four-year period. The LTIP Cash award is measured against Kennametal’s three-year performance to plan and is paid at the end of the three-year period. All awards are subject to the terms and conditions of the Company’s applicable stock and incentive plan.
This Letter Agreement constitutes the second amendment to the Employment Agreement dated April 29, 2003 between you and Kennametal Inc., as amended on December 17, 2003 (the “Employment Agreement”). The Employment Agreement, as amended by this Letter Agreement, sets forth the entire agreement between you and Kennametal with respect to your employment. In the event there is any conflict between the terms of the Employment Agreement and the terms contained in this Letter Agreement, the terms contained in this Letter Agreement shall control.
In that regard, paragraph 4 (a) of your Employment Agreement is amended to provide that you will receive up to twenty-four months base salary continuation in the event your employment is terminated by Kennametal prior to a change-in-control and other than for cause, which salary

Kennametal Inc. 1600 Technology Way
Latrobe, PA 15650 USA
724.539.5000
724.539.7825
www.kennametal.com
continuation would be offset by any subsequent salary or employment during such twenty-four month period.
Carlos, The Board is confident that your talent and experience will enable you to make even more significant contributions to Kennametal in your new role as President and CEO. Please indicate your acceptance of this offer by signing and returning this letter to Kevin Walling or me.
Sincerely,
/s/ Ron DeFeo
Ron DeFeo
Chairman, Compensation Committee
Board of Directors
Kennametal Inc.

Enclosures
cc:	M. I. Tambakeras
W. R. Newlin
K. R. Walling
AGREED TO:

/s/ Carlos Cardoso	December 6, 2005
Signature	Date

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